EXHIBIT 10.7

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement” or this “Exclusive Distribution Agreement) is entered into effective as of September 25, 2014 (the “Effective Date”) by and between Ivory Coco International, LLC (“Supplier”) and Cannabis Kinetics Corporation (“Distributor”).

The parties agree as follows:

1.	APPOINTMENT.

a.

Subject to the terms and conditions of this Exclusive Distribution Agreement, Supplier appoints Distributor, and Distributor accepts such appointment and agrees to act as Supplier’s exclusive distributor of the Supplier Products as defined herein, within the geographical territory defined as follows herein and as referred to as (the “Territory”):

b.

Distributor agrees to exercise its best efforts to (a) promote the sale of and obtain orders for the Supplier Products in the Territory; (b) abide by Supplier’s procedures with regard to the purchase, sale and support of Supplier Products; and (c) conduct its business in a manner that reflects favorably at all times on the Supplier Products and the good name, goodwill and reputation of Supplier or its affiliates.

2.	PRODUCTS AND PRICING.

Supplier Products consist of the items or classifications of items listed within Exhibit A as attached within and hereto and the purchase price or license fee to Distributor of all Supplier Products delivered pursuant to this Agreement shall be as set forth as identified in Exhibit A as attached within and hereto.

3.	APPROVALS.

Distributor shall obtain, at its own expense, such approvals, consents, certifications, permits and other authorizations, including all approvals as are required to qualify the Supplier Products for sale and use in the Territory for all purposes, both governmental and non- governmental (collectively, the “Approvals”), as soon as is reasonably practicable; provided, however, that Supplier shall not be obligated to deliver any Supplier Products unless and until Distributor provides Supplier with satisfactory evidence that such Approvals have been obtained. Supplier agrees to cooperate with Distributor to obtain such Approvals.

4.	EXCLUSIVITY.

Supplier’s appointment of Distributor in Section 1 of this Agreement is an exclusive appointment to distribute the Products in the Territory. Supplier shall not independently advertise, solicit and make sales of Supplier Products, support Supplier Products or appoint additional distributors for Supplier Products in the Territory.

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5.	ORDERS.

All orders will be transmitted by Distributor to Supplier and shall be subject to acceptance in writing by Supplier. Each order submitted shall constitute an offer by Distributor to purchase or license the Supplier Products described in such order and, upon acceptance by Supplier, shall give rise to a contractual obligation of Distributor to purchase or license the said products on the terms and conditions set forth in this Agreement. Conflicting, inconsistent or additional terms or conditions contained in any order submitted by Distributor shall not be binding unless Supplier specifically accepts such terms or conditions in writing. All expenses arising out of the change or cancellation of an order after acceptance by Supplier, including the cost of diversion, cancellation or re-consignment of shipments, and any reasonable restocking charge, shall be paid by Distributor to Supplier, on demand.

6.	PAYMENT AND DELIVERY.

The purchase price shall be quoted and payable in U. S. Dollars to Supplier at the address specified on the invoice. Unless otherwise agreed by the parties in writing, payment shall be made by Distributor by check or wire transfer in advance of shipment from the Supplier facilities. If Supplier pays any shipping, insurance or handling costs, such costs will be billed to Distributor and will be reimbursed to Supplier by Distributor.

7.	SECURITY INTEREST.

Notwithstanding the passage of title, Supplier shall retain a security interest in all Supplier Products delivered until amounts for which Distributor is responsible under this Agreement have been received by Supplier. Distributor, for itself and on behalf of its customers, hereby waives a prior hearing and demand for Supplier’s exercise of such rights.

8.	RESALE PRICE AND EXPENSES.

Distributor shall set the selling price and license fees at which the Supplier Products are sold or licensed by it in the Territory. Distributor shall be solely responsible for the costs involved in the distribution of the Supplier Products, including, packaging, sales costs, import duties, any and all banking charges, shipping and handling costs, installation costs or other operating expenses, letter of credit costs, wire transfer fees and other costs associated with making payment, and taxes, however designated, except that Distributor shall not be liable for taxes imposed that are based on Supplier’s income.

9.	PROMOTIONAL LITERATURE.

Supplier agrees to furnish, in English, to Distributor (via email in pdf format) such descriptive literature, advertising materials, technical manuals and sales promotional materials concerning the Supplier Products as Supplier may, from time to time, have available for such purposes. Distributor shall have the right to translate such materials into the languages of the Territory at its own expense. Supplier shall retain ownership of all proprietary rights, including, intellectual property rights to the translated versions of the materials. Distributor will be solely responsible for the accuracy of the translations and will provide Supplier with a copy of each translated work. Distributor shall promptly revise (at Distributor’s costs) the materials upon notice from Supplier.

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10.	USE OF TRADEMARKS.

Distributor shall have the right to use the Trademarks, Copyright and other marks associated with the Supplier and proprietary products. Distributor is under no obligation to use Suppliers registered or non-registered Trademarks or associate marks. Distributor hereby notifies Supplier as a term of this Agreement that Distributor has every intention of establishing its own Mark for the products to be distributed within the defined territory and Supplier hereby acknowledges and accepts this term of this Agreement.

11.	INFRINGEMENT BY THIRD PARTIES.

Distributor will cooperate fully with and assist Supplier in its efforts to protect Supplier’s intellectual property rights within the Territory and shall exercise reasonable diligence to detect and shall immediately advise Supplier if Distributor has knowledge of any infringement of any patents, trademarks, copyrights or other intellectual property rights owned or used by Supplier.

12.	CONFIDENTIAL INFORMATION; NO REVERSE ENGINEERING.

Supplier may provide Distributor with certain confidential or proprietary information (“Confidential Information”). Confidential Information includes information, whether written, electronic or oral, which Distributor knows or reasonably should know is proprietary, confidential or a trade secret of Supplier, including any and all technical or business information, the Software including its source codes and documentation, specifications and design information for the Supplier Products, servicing information, customer lists, pricing information, marketing information, policies, procedures and manuals regarding Supplier’s distributors or distribution channels, research and development and other proprietary matter relating to the Supplier Products or business of Supplier. Distributor will refrain from using the Confidential Information except to the extent necessary to exercise its rights or perform its obligations under this Agreement.

Distributor will likewise restrict its disclosure of the Confidential Information to those who have a need to know such Confidential Information in order for Distributor to perform its obligations and enjoy its rights under this Agreement.

13.	COMPLIANCE WITH LAWS.

In connection with its obligations under this Agreement, Distributor agrees to comply with all federal, state, local and foreign laws, constitutions, codes, statutes and ordinances of any governmental authority that may be applicable to Distributor, its activities under this Agreement or the Supplier Products, including all applicable import and export control laws and regulations. Distributor agrees to take all such further acts and execute all such further documents as Supplier reasonably may request in connection with such compliance.

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14.	PRODUCT WARRANTIES.

a.

Limited Manufacturing Warranty. Supplier warrants for a period of 60 days following delivery of the Products (the “Warranty Period”) that the Products shall be free from defects in materials and workmanship. Supplier’s sole obligation under this warranty shall be to provide, at no charge to Distributor, replacement Products. Defective Products must be returned to Supplier (at Distributor’s cost) in order to receive warranty replacement (unless Supplier determines such return is not necessary) and shall become Supplier’s property.

b.

Warranty of Good Title. Supplier agrees to indemnify Distributor from any liability to any third party for infringement of United States patents, copyrights, trademarks or trade secrets with respect to Supplier Products sold/licensed by Distributor pursuant to this Agreement. This obligation does not extend to any foreign patents, copyrights, trademarks, or trade secrets or to any Supplier Products manufactured or modified by Supplier to meet Distributor’s or a customer’s specifications. Supplier shall, at its option, be allowed sole and exclusive control over the defense, settlement and compromise of any claims of infringement. Supplier must be notified in writing by Distributor within 10 days of any third party claim which, if upheld, might result in a liability subject to indemnification under this Subsection. If the distribution of the Supplier Products is threatened by a claim of infringement, or is likely to be enjoined or liability for infringement is found, Supplier may, in its discretion and at its sole option: (i) procure for Distributor the right to continue distributing the Supplier Products; or (ii) modify the Supplier Products so as to make them non-infringing; or (iii) substitute non-infringing products; or (iv) refund the price paid by Distributor for the Supplier Products in its possession subject to their return by Distributor and terminate this Agreement with respect to the allegedly infringing products.

THIS SUBSECTION STATES THE ENTIRE LIABILITY OF SUPPLIER WITH RESPECT TO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY ANY SUPPLIER PRODUCT.

c.	Disclaimer.

EXCEPT AS PROVIDED IN THIS SECTION, SUPPLIER MAKES NO OTHER WARRANTY, PROMISE OR OBLIGATION WITH RESPECT TO THE SUPPLIER PRODUCTS, THEIR USE, REPAIR OR PERFORMANCE. SUPPLIER DISCLAIMS ANY WARRANTY, PROMISE OR OBLIGATION THAT THE SUPPLIER PRODUCTS SHALL BE FIT FOR ANY PARTICULAR USE OR PURPOSE, REGARDLESS OF WHETHER SUCH USE OR PURPOSE IS MADE KNOWN TO SUPPLIER OR NOT. SUPPLIER DISCLAIMS ANY WARRANTY, PROMISE OR OBLIGATION THAT THE SUPPLIER PRODUCTS CONFORM TO ANY SAMPLES OR MODELS. SUPPLIER HEREBY DISCLAIMS ALL OTHER WARRANTIES, PROMISES AND OBLIGATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES, PROMISES AND OBLIGATIONS ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. THE WARRANTIES SET FORTH IN THIS SECTION ARE INTENDED SOLELY FOR THE BENEFIT OF DISTRIBUTOR.

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15.	REPORTING.
Every 3-months Distributor shall e-mail to Supplier a rolling 3-month, income statement and a 3-month, nonbinding sales forecast of the expected sales of Supplier Products in the Territory.

16.	INSPECTION OF RECORDS.

Distributor shall keep accurate records of all its activities as reasonably necessary to determine its compliance with the terms and conditions of this Agreement, including accounting records, customer sales records and governmental filings.

17.	TERM AND TERMINATION.

Unless earlier terminated as provided in this Agreement, the term of this Agreement shall commence as of the Effective Date and shall automatically expire at the end of five (5) years following the Effective Date. The initial term will renew at an additional two (2) five (5) year terms, upon 30-days written notice by Distributor prior to the effective termination date of each term as identified herein. Either party may terminate this Agreement as follows:

(a)

Immediately, for any breach or default of this Agreement by the other party which has not been cured within thirty (30) days after the delivery of notice thereof to the party alleged to be in breach, specifying with particularity the condition, act, omission or course of conduct asserted to constitute such breach or default;

(b)

Immediately, upon the dissolution, insolvency or any adjudication in bankruptcy of, or any assignment for the benefit of creditors by, the other party or if the other party ceases to conduct business in the ordinary or normal course;

(c)

Immediately, if required by law or by any rule, regulation, order, decree, judgment or other governmental act of any governmental authority; or (e) Immediately by Supplier if Supplier reasonably suspects that Distributor breached any of its obligations of confidentiality or protection of Supplier’s proprietary rights.

(d)

If Supplier, in the exercise of its sole commercially reasonable judgment, determines it no longer wishes to continue business operations, Supplier shall provide Distributor with 60 days written notice of such intention. Upon receipt of notice, Distributor shall have right of first refusal to purchase business or assets thereof upon such terms and conditions as parties may agree within such 60 day period. In the event agreement is not reached within 60 days, Suppliers obligations hereunder shall terminate.

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18.	EFFECT OF TERMINATION.

Upon notice of termination of this Agreement for any reason, the following provisions shall apply: (a) Supplier shall have the right to immediately appoint another distributor to serve existing customers and continue sales efforts in the Territory; (b) Supplier may continue to fill any orders from Distributor that have been accepted by Supplier prior to the termination of this Agreement under the terms and conditions of this Agreement; (c) All outstanding balances owed by Distributor to Supplier shall become immediately due and payable to Supplier; (d) Both parties shall at all times thereafter refrain from any conduct that would be inconsistent with or likely to cause confusion with respect to the nature of their business relationship; (e) All rights granted to Distributor under this Agreement shall cease, and where appropriate, revert to Supplier; and (f) Supplier, in its sole discretion, shall have the right, but shall in no way be obligated (unless otherwise required by law), to inspect and repurchase all or any quantity of the Supplier Products (including Supplier Products for demonstration and parts to service the Supplier Products) then owned or ordered by Distributor at the lesser of (i) the original price paid by Distributor for such Supplier Products, or (ii) at the then-current price to Distributor, and under both (i) or (ii), less any applicable restocking or refurbishing charge. Supplier shall have the right to assign such option to repurchase to any other person whom it may designate. No consideration or indemnity shall be payable to Distributor either for loss of profit, goodwill, customers or other like or unlike items, nor for advertising costs, costs of samples or supplies, termination of employees, employees’ salaries and other like or unlike items. In no event shall Distributor continue to represent itself as a Supplier distributor or representative after termination of this Agreement. Supplier shall have no liability to Distributor by reason of any termination by Supplier. Distributor shall indemnify and hold harmless Supplier from and against any and all liability, loss, damages and costs (including reasonable attorneys’ fees) arising out of any claim by Distributor or any third party standing in the right of Distributor to any right of entitlement contrary to the express terms of this Section.

19.	INDEMNIFICATION.

Distributor agrees to indemnify and hold Supplier harmless from any and all actions, awards, claims, losses, damages, costs and expenses (including reasonable attorneys’ fees) attributable to Distributor’s breach of this Agreement or to any negligent, grossly negligent, willful or unlawful acts or omissions of Distributor, its employees, officers, agents, subcontractors, dealers or representatives.

20.	RELATIONSHIP OF THE PARTIES.

Distributor is an independent contractor and not an employee, agent, affiliate, partner or joint venture with or of Supplier. Neither Distributor nor Supplier shall have any right to enter into any contracts or commitments in the name of, or on behalf of the other or to bind the other in any respect whatsoever, except insofar as is allowed by this Agreement.

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21.	FORCE MAJEURE.

Neither party shall be liable in the event that its performance of this Agreement is prevented, or rendered so difficult or expensive as to be commercially impracticable, by reason of an Act of God, labor dispute, unavailability of transportation, goods or services, governmental restrictions or actions, war (declared or undeclared) or other hostilities, or by any other event, condition or cause which is not foreseeable on the Effective Date and is beyond the reasonable control of the party. It is expressly agreed that any failure of the United States Government to issue a required license for the export of any Supplier Product ordered by Distributor shall constitute an event of force majeure. In the event of non-performance or delay in performance attributable to any such causes, the period allowed for performance of the applicable obligation under this Agreement will be extended for a period equal to the period of the delay. However, the party so delayed shall use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to remove or overcome the cause of delay. In the event that the performance of a party is delayed for more than 6 months, the other party shall have the right, which shall be exercisable for so long as the cause of such delay shall continue to exist, to terminate this Agreement without liability for such termination.

22.	LIMITATION OF LIABILITY.

SUPPLIER SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE OR FOR ANY LOST PROFITS, LOST SAVINGS OR LOSS OF REVENUES SUFFERED BY DISTRIBUTOR ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE SALE, DISTRIBUTION OR USE OF SUPPLIER PRODUCTS. DISTRIBUTOR SHALL INDEMNIFY SUPPLIER AND HOLD IT HARMLESS FROM ANY CLAIMS, DEMANDS, LIABILITIES, SUIT OR EXPENSES OF ANY KIND ARISING OUT OF THE SALE, SUBLICENSE OR USE OF SUPPLIER PRODUCTS IN THE TERRITORY OR BY DISTRIBUTOR’S CUSTOMERS. THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

23.	GOVERNING LAW.

This Agreement shall be governed in all respect by the laws of the State of Colorado USA, which shall be applied without reference to any conflict-of-laws rule under which different law might otherwise be applicable. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to any purchases or transactions entered into pursuant to this Agreement. Venue for any lawsuits brought by the parties to this Agreement against each other regarding or as a result of this Agreement shall be proper in the State of Colorado. Distributor hereby submits itself to the exclusive jurisdiction of said courts.

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24.	ASSIGNMENT AND DELEGATION.

Distributor may have the right to assign any or all of its rights or delegate its obligations under this Agreement with the prior written consent of Supplier. Any assignment or delegation attempted without such written consent shall be void and of no legal effect whatsoever. This Agreement shall be binding upon the parties’ respective successors and permitted assigns.

25.	SEVERABILITY.

In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court or arbitration decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provisions shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court or arbitration decision.

26.	ENTIRE AGREEMENT; MODIFICATIONS; NO WAIVER; COUNTERPARTS AND SURVIVAL.

This Agreement and the Exhibit A (“The Exhibit”) attached hereto (which is specifically incorporated herein by this reference) contain the full and entire agreement between the parties with respect to the subject matter hereof. It supersedes all prior negotiations, representations and proposals, written or otherwise, relating to its subject matter. Any modifications, revisions or amendments to this Agreement must be set forth in a writing signed by authorized representatives of both parties. Distributor acknowledges and agrees that any failure on the part of Supplier to enforce at any time or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of Supplier thereafter to enforce each and every provision. This Agreement may be made in several counterparts, each of which shall be deemed an original. The provisions of this Agreement that, by express terms of this Agreement, will not be fully performed during the term of this Agreement, shall survive the termination of this Agreement to the extent applicable.

IN WITNESS WHEREOF the parties have caused this Exclusive Distribution Agreement to be executed and delivered by their duly authorized representatives.

Cannabis Kinetics Corporation

September 25, 2014
Eric M. Hagen	Date
President and CEO

Ivory Coco International, LLC

September 25, 2014
Phil Welch	Date

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Exhibit A

Provided herein are the additional agreed upon terms of this Exclusive Distribution Agreement:

1.	The product(s) to be exclusively distributed include, but are not limited to Coco Coir (“the Product”) and its related and associated products.

2.	The Territory is identified as Global; anywhere on planet earth.

3.	It is expected that all future manufacturing and branding related to the distribution and sale of the Products will be branded with the name Monarch and, or Monarch America, Inc.

4.	It is understood that Supplier is currently producing each 1.5cu ft. bag (the “Product Bag”) at a manufactured cost of approximately $6.67 USD per unit.

5.	It is understood and agreed to by Supplier and Distributor that Supplier will sell each Product Bag to Distributor at a delivered cost of $7.50 USD per unit.

6.

It is understood by Supplier that Distributor possesses established international sourcing and logistics contacts and relationships that may assist in the lowering of the overall delivered cost of the product(s).

7.

It is understood and agreed to by Supplier and Distributor that in the event Distributor can deliver economies due to its international sourcing and logistics relationships, related to cost savings in manufacturing, supply and, or production, that Supplier agrees to share equally (50-50) in those derived cost savings.

8.	It is understood and agreed by Supplier and Distributor that Distributor will furnish and deliver to Supplier all printed bags as needed for manufacturing, production and assembly of each Product Bag.

9.	It is understood that the initial annual sales target is to be set at 24,000 units (2,000 units/month). Annual Target may be modified at any time, in writing, by mutual consent.

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